EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces First Quarter 2023 Results:
•	Net Interest Income increased $4.8 million, or 29.4%, to $21.1 million for the quarter ended March 31, 2023 from $16.3 million for the quarter ended March 31, 2022
•	Total Assets grew $167.0 million, or 7.3%, to $2.5 billion at March 31, 2023 as compared to $2.3 billion at year-end 2022.
•	Loans grew $93.9 million, or 6.0%, to $1.7 billion at March 31, 2023 from $1.6 billion at December 31, 2022
•	Total Deposits rose by $51.5 million, or 2.6%, to $2.0 billion at March 31, 2023 as compared to $1.9 billion at year-end 2022.
•	Book value per share increased $1.79, or 7.3%, to $26.27 at March 31, 2023 from $24.48 at December 31, 2022
•	Non-performing loans decreased from 0.54% at December 31, 2022 to 0.48% at March 31, 2023
•
Trust and asset advisory business revenue remained level at approximately $2.4 million, for Q1 2023 and 2022, respectively, reflecting the company’s continued strength in the business line despite market challenges.

•	Based on historical and projected criteria, the market capitalization of the company exceeds the minimum requirements to be included in the Russell 2000 Index when 2023 reconstitution is completed.

MIDDLETOWN, N.Y., May 1, 2023 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $3.2 million, or $0.57 per basic and diluted share, for the three months ended March 31, 2023.  This compares with net income of $5.3 million, or $0.95 per basic and diluted share, for the three months ended March 31, 2022.  The decrease in earnings per share, basic and diluted, was due to the recognition of a $5 million loss related to subordinated debt of Signature Bank, which was closed by its regulator on March 12, 2023. Absent this one-time charge, earnings per share, basic and diluted, would have been $1.28.
Book value per share increased $1.79, or 7.3%, during the period, from $24.48 at December 31, 2022 to $26.27 at March 31, 2023. Tangible book value per share also increased $1.79, or 7.7%, from $23.29 at December 31, 2022 to $25.08 at March 31, 2023 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail).     These increases represent a combination of changes in market value associated with a decrease in unrealized loss in the available-for-sale investment portfolio, and the effect of earnings during the quarter.  The Bank maintains its entire investment portfolio within the available-for-sale category.
“This quarter saw continuation of the Federal Reserve’s efforts to combat inflation with rising interest rates and industry-wide reductions in liquidity,” said Company President and CEO Michael Gilfeather. “As previously discussed, these policies have made loan origination and deposit gathering more challenging, with the recent – and very rapid – failure of financial institutions further amplifying the volatile and uncertain operating environment.

We, unfortunately, held $5 million of Signature Bank investment grade subordinated debt within our nearly $540 million investment portfolio, which resulted in the recognition of a loss following the bank’s failure in March.  As closely as we monitor our investment portfolio, it is virtually impossible to anticipate such rapid – and highly unusual – deterioration of investment grade debt.  For the quarter, we earned $3.2 million or $0.57 per basic and diluted share, down $2.1 million from $5.3 million or $0.95 per basic and diluted share we earned in Q1 2022. Adding back this one-time charge would have resulted in earnings of approximately $7.2 million or $1.28 per basic and diluted share (see “Non-GAAP Financial Measure Reconciliation” below for additional detail).

Our diligent commitment to knowing and responding to the needs and concerns of our customers, however, once again proved critical to successfully navigating this volatile period. For the quarter, our average loan portfolio grew $353.4 million, or 27.9%, to over $1.6 billion from $1.3 billion for Q1 2022.  Additionally, while Commercial Real Estate (CRE) remains our largest single loan category, our portfolio composition in the sector is well diversified and includes virtually no exposure to major urban office space, which has become a recent point of market concern.  Approximately 8% of our CRE exposure falls within the category, with these loans related to properties outside major markets and tied primarily to medical office space.

Total deposits increased $51.5 million from year end 2022 to $2.03 billion at March 31, 2023 from $1.97 billion at December 31, 2022. Given the uncertain economic environment and out of an abundance of caution, we added approximately $45 million of brokered deposits during the quarter, but also saw core deposit growth of over $9 million.  While the composition of our deposit base shifted modestly in response to recent market volatility, I am pleased to report we didn’t lose a single major customer or see the closure of any significant accounts.

As long as the Fed continues to fight inflation with higher interest rates and restrictive liquidity policy, we expect loan and deposit growth to remain challenged. We have responded with strategies aimed at retaining and growing core deposits. These initiatives have already begun to yield benefits and we believe our strong reputation and regional commitment will provide additional opportunities for deposit and lending growth and new relationships going forward.

As we work to offset the impact of certain Fed policies, others are tougher to counter. Net Interest Margin, for example, fell 34 basis points, or 8.3%, during the quarter from 4.12% in Q4 2022 to 3.78% in Q1 2023.  This still represents high performance within the industry.  In light of the aforementioned uncertainty and prudent risk management, we also increased borrowings at the Bank by $107.5 million during the quarter. This strategic move impacted margin but was important to maintain the liquidity position of the Bank. Meanwhile, cash, available borrowings, and unencumbered assets also currently cover approximately 80% of uninsured deposits, net of municipal deposits, which are fully collateralized by law.

Our Wealth Management division, which includes all Trust, Investment Management and Private Bank activities, also continued to be a steady performer. Revenues remained stable at $2.4 million in Q1 2023 versus the same period last year. Given that these revenues correlate to broad market returns, which were notably volatile during the period, this group’s performance is particularly commendable.

As is evident from my remarks, this quarter is one we in the banking industry are happy to have behind us, though challenges and uncertainty remain. Fortunately, we have invested considerable time and attention over many years to cultivate a loyal and informed customer base that knows us nearly as well as we know them. This relationship and our proactive management style enabled us to assess and respond to changing circumstances, identify business opportunities, and present an attractive alternative to clients seeking to move or diversify their banking relationships. We will, as always, continue to run the Bank conservatively, as evidenced by capital ratios, which exceed regulatory standards for well capitalized institutions.  We also remain committed to identifying and pursuing opportunities to better serve existing clients and attract new ones, especially in times of turmoil.  Our focus on core deposits and relationship banking provides the strategy and foundation to continue building a high performing, stable, and reliable banking organization for our customers and the communities we serve.  And I’ll conclude, once again, with thanks to our employees, who are the heart and soul of the Company and continue to drive its success despite whatever challenges we encounter.”

First Quarter 2023 Financial Review
Net Income
Net income for the first quarter of 2023 was $3.2 million, a decrease of $2.1 million, or 39.4%, from net income of $5.3 million for the first quarter of 2022. The decline in net income reflected the impact of a $5.0 million charge-off of subordinated debt due to the regulatory closure of Signature Bank offset by significant net interest income growth.
Net Interest Income
For the three months ended March 31, 2023 net interest income increased $4.8 million, or 29.4%, to $21.1 million, versus $16.3 million during the same period last year. The increase was driven primarily by a $6.8 million increase in interest and fees on loans during the period.
Total interest income rose $9.1 million, or 52.7%, to $26.4 million for the three months ended March 31, 2023, compared to $17.3 million for the three months ended March 31, 2022.  The increase was primarily due to interest and fees associated with loan growth, as well as an approximately 87.6% increase in interest income from taxable investment securities. The securities related increase represents management’s focus on strategically deploying excess liquidity in 2022 to generate incremental investment earnings.
Total interest expense increased $4.3 million in the first quarter of 2023, to $5.2 million, as compared to $931 thousand in the first quarter of 2022.  The increase was driven primarily by interest expense associated with FHLB advances drawn during the quarter as a preventative measure during the industry’s liquidity crisis.  Additionally, the rising interest rate environment created an increase in interest expense on savings and NOW accounts, which totaled $2.4 million during the first quarter of 2023 as compared to $570 thousand during the first quarter of 2022.
Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses as well as evaluating investment securities held by the Bank.  Management performs an ongoing assessment of the adequacy of the allowance for credit losses based on the CECL methodology.  The Bank seeks to estimate the lifetime losses in its loan and investment portfolio by using expected discounted cash flows, supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors.

The Company recognized a provision for credit losses of $6.4 million for the three months ended March 31, 2023, as compared to $923 thousand for the three months ended March 31, 2022.  As required under the CECL framework, the increased provision is primarily driven by the recorded loss related to $5 million of Signature Bank subordinated debt as well as the continued growth of the loan portfolio.  Additionally, the Bank recognized a $1.9 million one-time implementation adjustment, of which $520 thousand reflected the addition of an allowance for credit losses on unfunded commitments.  The allowance for credit losses to total loans was 1.51% as of March 31, 2023 versus 1.39% as of December 31, 2022.
Non-Interest Income
Non-interest income increased $165 thousand, or 5.5%, to $3.2 million for the three months ended March 31, 2023 as compared to $3.0 million for the three months ended March 31, 2022.  The primary driver of this growth was the recognition of gains on the sale of certain investment securities during the quarter ended March 31, 2023.  The Company also experience income growth in several categories, including service charges on deposit accounts and earnings from the BOLI investment during the quarter.
Non-Interest Expense
Non-interest expense was $14.0 million for the first quarter of 2023, reflecting an increase of $2.2 million, or 18.7%, as compared to $11.8 million for the same period in 2022.  The increase in non-interest expense for the three month period was due to continued investment in overall Company growth. This investment consists primarily of increases in compensation, occupancy, information technology, and deposit insurance costs. Our efficiency ratio improved to 57.7% for the three months ended March 31, 2023, from 61.1% for the same period in 2022.
Income Tax Expense
Our provision for income taxes for the three months ended March 31, 2023 was $696 thousand, compared to $1.3 million for the same period in 2022.  The decrease was primarily due to lower income before income taxes.  Our effective tax rate for the three month period ended March 31, 2023 was 17.7% as compared to 19.2% for the same period in 2022.
Financial Condition
Total consolidated assets increased $167.0 million, or 7.3%, from $2.3 billion at December 31, 2022 to $2.5 billion at March 31, 2023. The increase was mainly driven by growth in loans and cash during the quarter.
Total cash and due from banks increased from $86.1 million at December 31, 2022, to $165.3 million at March 31, 2023, an increase of approximately $79.2 million, or 92.0%.  This increase resulted primarily from increases in deposit balances as well as increased borrowings.  The increase in borrowings was strategic and considered the liquidity stress within the industry which bolstered cash positions.
Total investment securities declined $2.3 million, or 0.4%, from $543.0 million at December 31, 2022 to $540.7 million at March 31, 2023. The decrease resulted primarily from the sale of securities during the quarter and the impact of a write down in value for Signature Bank subordinated debt resulting from the bank’s failure.  There were no additional purchases of securities during the quarter.
Total loans increased $93.9 million, or 6.0%, from $1.6 billion at December 31, 2022 to $1.7 billion at March 31, 2023.  The increase was due primarily to $94.4 million of commercial real estate loan growth and $6.5 million of commercial real estate construction loan growth. PPP loans remain level at $1.7 million at March 31, 2023 and December 31, 2022.  The majority of the remaining PPP loan balance is subject to forgiveness.
Total deposits increased $51.5 million, to $2.1 billion at March 31, 2023, from $2.0 billion at December 31, 2022.  This increase was driven by a $9 million growth in core deposits as well as the effect of approximately $42 million of growth in time deposits associated with wholesale funding, which the Company increased as a precautionary measure to bolster cash during the March liquidity crisis within the banking industry.  Despite sector challenges, the Bank’s deposit composition at March 31, 2023 included 50.7% in demand deposit accounts (including NOW accounts).  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 43% of total deposits as of March 31, 2023 and December 31, 2022, respectively.
Stockholders’ equity experienced an increase of approximately $10.1 million during the quarter, to $148.2 million at March 31, 2023 from $138.1 million at December 31, 2022. The increase was due mainly to a $10.0 million decrease in unrealized losses on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes, as well as $3.2 million of net income during the period.
At March 31, 2023, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 9.07%, both common equity and Tier 1 capital to risk weighted assets were 12.35%, and total capital to risk weighted assets was 13.61%.
Loan Quality
At March 31, 2023, the Bank had total non-performing loans of $8.0 million, or 0.48% of total loans.  Total non-accrual loans represented $5.6 million of loans at March 31, 2023 compared to $6.1 million at March 31, 2022.
Liquidity
Management believes that the Bank has the necessary liquidity to provide flexibility in order to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash flows from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $100,000, brokered deposits, FHLBNY advances, and other borrowings.  As of March 31, 2023, the Bank’s cash and due from banks totaled $165.3 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of March 31, 2023, the Bank’s investment in securities available for sale was $526.3 million, of which $163.1 million was not pledged as collateral.  Additionally, as of March 31, 2023, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $613.2 million, of which $154.0 million was used to collateralize municipal deposits, and $229.0 million was utilized for overnight advances.  As of March 31, 2023, the Bank’s unused borrowing capacity at the FHLBNY was $230.0 million. The Bank also maintains additional borrowing capacity of $25 million with other correspondent banks.  Additional funding was available to the Bank through the Bank Term Funding Program (“BTFP”) and Discount Window Lending provided by the Federal Reserve.  The Bank did not utilize these funding sources during the first quarter of 2023.

The Bank also considers brokered deposits to be an element of its deposit strategy.  As of March 31, 2023, the Bank entered into brokered deposit arrangements with 1 month, 2 month, and 3 month terms totaling $87.3 million.
Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	March 31, 2023	December 31, 2022
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 148,215	$ 138,138
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,321)	(1,392)
Tangible common equity	$ 141,535	$ 131,387
Common shares outstanding	5,642,789	5,642,121
Book value per common share	$ 26.27	$ 24.48
Tangible book value per common share	$ 25.08	$ 23.29

Tangible Assets
Total assets	$ 2,454,313	$ 2,287,334
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,321)	(1,392)
Tangible assets	$ 2,447,633	$ 2,280,583
Tangible common equity to tangible assets	5.78%	5.76%

The following table reconciles Net Income as of March 31, 2023 adjusted for the one-time impact of the credit loss associated with the subordinated debt investment in Signature Bank, as set forth below (dollars in thousands, except for share data):

	March 31, 2023

Net Income, as reported	$ 3,230
Adjustments:
Credit loss associated with investment	5,000
Tax effect, net of adjustments	(1,050)
Net Income, adjusted	$ 7,180
Weighted average shares outstanding	5,625,660
Earnings per share, as reported	$ 0.57
Earnings per share, adjusted	$ 1.28

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to more than $2.4 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
SVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	March 31, 2023	December 31, 2022

ASSETS

Cash and due from banks	$ 165,297	$ 86,081
Investment securities - available-for-sale	526,325	533,461
Restricted investment in bank stocks	14,401	9,562
Loans	1,663,368	1,569,430
Allowance for credit losses	(25,046)	(21,832)
Loans, net	1,638,322	1,547,598

Premises and equipment, net	16,579	14,739
Accrued interest receivable	5,961	6,320
Bank owned life insurance	40,701	40,463
Goodwill	5,359	5,359
Intangible assets	1,321	1,392
Other assets	40,047	42,359

TOTAL ASSETS	$ 2,454,313	$ 2,287,334

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 694,283	723,228
Interest bearing	1,331,559	1,251,159
Total deposits	2,025,842	1,974,387

FHLB advances, short term	239,000	131,500
Note payable	—	—
Subordinated notes, net of issuance costs	19,466	19,447
Accrued expenses and other liabilities	21,790	23,862

TOTAL LIABILITIES	2,306,098	2,149,196

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,642,789 and 5,642,621 outstanding,
at March 31, 2023 and December 31, 2022, respectively	2,842	2,842
Surplus	120,268	120,107
Retained Earnings	84,642	84,635
Accumulated other comprehensive income (loss), net of taxes	(58,174)	(68,196)
Treasury stock, at cost; 40,515 and 40,683 shares at March 31,
2023 and December 31, 2022, respectively	(1,363)	(1,250)
TOTAL STOCKHOLDERS' EQUITY	148,215	138,138

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,454,313	$ 2,287,334

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2023	2022
INTEREST INCOME
Interest and fees on loans	$ 21,836	$ 15,005
Interest on investment securities:
Taxable	3,073	1,638
Tax exempt	597	482
Interest on Federal funds sold and other	858	145

TOTAL INTEREST INCOME	26,364	17,270

INTEREST EXPENSE
Savings and NOW accounts	2,430	570
Time deposits	459	88
FHLB advances	2,105	—
Note payable	—	42
Subordinated notes	231	231
TOTAL INTEREST EXPENSE	5,225	931

NET INTEREST INCOME	21,139	16,339

Provision for credit losses	6,355	923
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	14,784	15,416

NONINTEREST INCOME
Service charges on deposit accounts	174	168
Trust income	1,176	1,170
Investment advisory income	1,198	1,201
Investment securities gains(losses)	107	—
Earnings on bank owned life insurance	238	233
Other	277	233
TOTAL NONINTEREST INCOME	3,170	3,005

NONINTEREST EXPENSE
Salaries	6,254	5,269
Employee benefits	1,867	1,401
Occupancy expense	1,254	1,223
Professional fees	1,048	879
Directors' fees and expenses	230	345
Computer software expense	1,223	1,116
FDIC assessment	330	309
Advertising expenses	276	190
Advisor expenses related to trust income	29	138
Telephone expenses	169	175
Intangible amortization	71	71
Other	1,277	705
TOTAL NONINTEREST EXPENSE	14,028	11,821

Income before income taxes	3,926	6,600

Provision for income taxes	696	1,270
NET INCOME	$ 3,230	$ 5,330

Basic and diluted earnings per share	$ 0.57	$ 0.95

Weighted average shares outstanding	5,625,660	5,634,667

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended March 31,
	2023			2022
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,619,240	$ 21,824	5.47%	$ 1,265,828	$ 14,400	4.61%
PPP Loans	1,713	12	2.84%	23,268	606	10.56%
Investment securities	530,762	3,568	2.73%	475,018	2,087	1.78%
Due from banks	102,097	858	3.41%	382,830	145	0.15%
Other	11,652	102	3.55%	2,421	32	5.36%
Total interest earning assets	2,265,464	26,364	4.72%	2,149,365	17,270	3.26%
Non-interest earning assets	95,583			85,661
Total assets	$ 2,361,047			$ 2,235,026

Liabilities and equity:
Interest-bearing demand accounts	$ 321,224	$ 242	0.31%	$ 357,100	$ 87	0.10%
Money market accounts	605,968	1,673	1.12%	649,419	410	0.26%
Savings accounts	257,971	515	0.81%	210,887	73	0.14%
Certificates of deposit	95,550	459	1.95%	80,049	88	0.45%
Total interest-bearing deposits	1,280,713	2,889	0.91%	1,297,455	658	0.21%
FHLB Advances and other borrowings	177,933	2,106	4.80%	—	—	—
Note payable	—	—	0.00%	3,000	42	5.68%
Subordinated notes	19,454	231	4.82%	19,383	231	4.83%
Total interest bearing liabilities	1,478,100	5,226	1.43%	1,319,838	931	0.29%
Non-interest bearing demand accounts	713,717			713,509
Other non-interest bearing liabilities	25,115			22,077
Total liabilities	2,216,932			2,055,424
Total shareholders' equity	144,115			179,602
Total liabilities and shareholders' equity	$ 2,361,047			$ 2,235,026

Net interest income		$ 21,138			$ 16,339
Interest rate spread [1]			3.29%			2.97%
Net interest margin [2]			3.78%			3.08%
Average interest earning assets to interest-bearing liabilities	153.3%			162.9%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Performance Ratios:
Return on average assets (1)	0.55%	0.95%
Return on average equity (1)	8.97%	11.87%
Interest rate spread (2)	3.29%	2.97%
Net interest margin (3)	3.78%	3.08%
Dividend payout ratio (4)	40.06%	21.14%
Non-interest income to average total assets	0.13%	0.13%
Non-interest expenses to average total assets	0.59%	0.53%
Average interest-earning assets to average interest-bearing liabilities	153.27%	162.85%

Asset Quality Ratios:
Non-performing assets to total assets	0.32%	0.30%
Non-performing loans to total loans	0.48%	0.51%
Allowance for credit losses to non-performing loans	315.0%	270.7%
Allowance for credit losses to total loans	1.51%	1.38%

Capital Ratios (5):
Total capital (to risk-weighted assets)	13.61%	13.65%
Tier 1 capital (to risk-weighted assets)	12.35%	12.40%
Common equity tier 1 capital (to risk-weighted assets)	12.35%	12.40%
Tier 1 capital (to average assets)	9.07%	8.03%

Notes:
(1)	Annualized for the three month periods ended March 31, 2023 and 2022, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2023	2022
Interest income	$ 26,364	$ 17,270
Interest expense	5,225	931
Net interest income	21,139	16,339
Provision for credit losses	6,355	923
Net interest income after provision for credit losses	14,784	15,416
Noninterest income	3,170	3,005
Noninterest expenses	14,028	11,821
Income before income taxes	3,926	6,600
Provision for income taxes	696	1,270
Net income	$ 3,230	$ 5,330

Basic and diluted earnings per share	$ 0.57	$ 0.95
Weighted average common shares outstanding	5,625,660	5,634,667

	At	At
	March 31, 2023	March 31, 2022
Book value per share	$ 26.27	$ 29.21
Net tangible book value per share (1)	$ 25.08	$ 27.97
Outstanding common shares	5,642,789	5,633,459

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,321, and $1,392 in other intangible assets for March 31, 2023 and March 31, 2022, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2023		At December 31, 2022
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 254,592	15.31%	$ 258,901	16.50%
Commercial real estate	1,192,501	71.69%	1,098,054	69.97%
Commercial real estate construction	116,077	6.98%	109,570	6.98%
Residential real estate	73,156	4.40%	74,277	4.73%
Home equity	12,067	0.73%	12,329	0.79%
Consumer	14,975	0.90%	16,299	1.04%
Total loans	1,663,368	100.00%	1,569,430	100.00%
Allowance for loan losses	25,046		21,832
Total loans, net	$ 1,638,322		$ 1,547,598

(a) - Includes PPP loans of:	$ 1,710		$ 1,717

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2023			At December 31, 2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 694,285	34.27%	0.00%	$ 723,228	36.63%	0.00%
Interest bearing demand accounts	331,566	16.37%	0.33%	284,747	14.42%	0.31%
Money market accounts	606,369	29.93%	1.32%	615,149	31.16%	0.97%
Savings accounts	258,392	12.75%	0.93%	258,230	13.08%	0.72%
Certificates of Deposit	135,233	6.68%	3.13%	93,033	4.71%	1.74%
Total	$ 2,025,845	100.00%	0.78%	$ 1,974,387	100.00%	0.52%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	March 31, 2023	December 31, 2022

Non-accrual loans:
Commercial and industrial	$ 817	$ 1,003
Commercial real estate	3,549	3,882
Commercial real estate construction	—	—
Residential real estate	1,185	1,188
Home equity	49	51
Consumer	—	—
Total non-accrual loans	5,600	6,124
Accruing loans 90 days or more past due:
Commercial and industrial	652	1,850
Commercial real estate	535	—
Commercial real estate construction	725	—
Residential real estate	—	—
Home equity	—	—
Consumer	439	477
Total loans 90 days or more past due	2,351	2,327
Total non-performing loans	7,951	8,451
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 7,951	$ 8,451

Ratios:
Total non-performing loans to total loans	0.48%	0.54%
Total non-performing loans to total assets	0.32%	0.37%
Total non-performing assets to total assets	0.32%	0.37%